Exhibit d 4 c

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is effective as of the 5th day of April, 2016, between New York Life Investment Management LLC (the “Manager”) and MacKay Shields LLC (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated April 29, 2011, as amended (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect the addition of the MainStay VP Absolute Return Multi-Strategy Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective April 5, 2016, Schedule A is hereby amended to add the MainStay VP Absolute Return Multi-Strategy Portfolio, as set forth in the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

Exhibit (d)(4)(c)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:		By:
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate General Counsel	Title:	President

MACKAY SHIELDS LLC

Attest:	By:
Name:	Name:
Title:	Title:

Exhibit (d)(4)(c)

SCHEDULE

(Effective as of April 5, 2016)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE

MainStay VP Absolute Return Multi-Strategy Portfolio (investment sleeve)	0.375% on all assets

The portion of the fee based upon the average daily net assets of the respective Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

The Manager has agreed to waive a portion of the Fund’s management fee or reimburse the expenses of the appropriate class of the Fund so that the class total ordinary operating expenses do not exceed certain amounts. These waivers or expense limitations may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadvisor, upon reasonable prior notice from the Manager, has voluntarily agreed to waive or reimburse its fee in proportion to the percentage of the total subadvisory fee that the Subadvisor earns.

Payment will be made to the Subadvisor on a monthly basis.